Exhibit 3.3

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned, a Delaware statutory trust, hereby submits this Certificate of Amendment for the purpose of amending its Certificate of Trust filed with the Office of the Secretary of State of the State of Delaware on September 16, 2025.

1.	Name of Statutory Trust: Teucrium Commodity Trust 2.

2.	The Certificate of Trust is hereby amended so that paragraph “FIRST” reads as follows:

“The name of the statutory trust formed by the filing of this Certificate of Trust is Texas Precious Metals Trust.”

3.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Certificate of Amendment this 22nd day of September, 2025.

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee of the Trust

By:	/s/ Amy M. Kohr
Name: Amy M. Kohr
Title: Assistant Vice President